As filed with the Securities and Exchange Commission on October 2, 2015
Registration No. 2-95495
Registration No. 33-2502
Registration No. 33-43128
Registration No. 333-08493

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
POST EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 2-95495
POST EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 33-2502
POST EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 33-43128
POST EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-08493

UNDER
THE SECURITIES ACT OF 1933
ANALOG DEVICES, INC.
(Exact name of registrant as specified in its charter)

Massachusetts	04-2348234
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
One Technology Way, Norwood, MA	02062-9106
(Address of Principal Executive Offices)	(Zip Code)

The Investment Partnership Plan
(Full title of the plan)
Margaret K. Seif
Senior Vice President, General Counsel and Secretary
One Technology Way
Norwood, MA 02062
(Name and address of agent for service)
(781) 329-4700
(Telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☒    Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)    Smaller reporting company ☐

DEREGISTRATION OF SECURITIES
This Post-Effective Amendment relates to the following Registration Statements on Form S-8, as amended by any post-effective amendments thereto, filed by Analog Devices, Inc. (the “Company”) with the Securities and Exchange Commission (“SEC”):
Registration Statement on Form S-8 (File No. 2-95495) filed with the SEC on January 25, 1985 registering (1) $15,000,000 of interests in The Investment Partnership Plan (the “Plan”), which such amount was the estimated aggregate amount of employee and employer contributions to be invested in Fund D of the Plan during a period of five years and (2) an indeterminate number of shares of the Company’s Common Stock, $0.16 2/3 par value per share (the “Common Stock”) that would be the number of shares that purchased for Fund D of the Plan with such contributions;
Registration Statement on Form S-8 (File No. 33-2502) filed with the SEC on December 31, 1985, registering (1) $30,000,000 of interests in the Plan, which such amount was the estimated aggregate amount of employer and employee contributions to the Plan during a period of three to four years and (2) an indeterminate number of shares of Common Stock that would be the number of shares purchased for Fund D of the Plan with such contributions;
Registration Statement on Form S-8 (File No. 33-43128) filed with the SEC on October 2, 1991, registering (1) an indeterminate amount of shares of Common Stock purchased by the Plan administrator pursuant to an investment fund that permits contributions to be used to purchase shares of Common Stock in the open market and (2) an indeterminate amount of interests to be offered or sold pursuant to the Plan; and
Registration Statement on Form S-8 (File No. 333-08493) filed with the SEC on July 19, 1996 registering (1) 3,000,000 shares of the Common Stock with respect to the Plan and (2) an indeterminate amount of interests to be offered or sold under the Plan.
Effective as of December 9, 2014, the Plan terminated the option to invest contributions in, or transfer funds into, shares of Common Stock under the Plan.  Any investment of Plan accounts in Common Stock is frozen such that participants in the Plan may only liquidate the Common Stock. Accordingly, the Company hereby terminates the effectiveness of the above Registration Statements and, pursuant to the undertaking made by the Company in the above Registration Statements to remove by means of a post-effective amendment any securities that remain unsold at the termination of the offering, this Post-Effective Amendment is being filed to remove from registration all shares of Common Stock and Plan interests that were registered for issuance pursuant to the above Registration Statements and that remain unsold as of the date hereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to the registration statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norwood, Commonwealth of Massachusetts, on this 2nd day of October, 2015.
ANALOG DEVICES, INC.

By: /s/ Eileen Wynne
Eileen Wynne
Vice President and Chief Accounting Officer

Pursuant to the requirements of the Securities Act of 1933, the trustee (or other persons who administer the employee benefit plan) have duly caused this post-effective amendment to the registration statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norwood, Commonwealth of Massachusetts, on this 2nd day of October, 2015.

THE INVESTMENT PARTNERSHIP PLAN

By: /s/ Ali Husain
Ali Husain
Trustee